                                Exhibit No. 11.1
                                ----------------


                        Statement of Computation of Net
                        -------------------------------
                         Investment Income Per Limited
                         -----------------------------
                                Partnership Unit
                                ----------------

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                        STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998


                                                          1999                  1998
                                                          ----                  ----

 Net Investment (Loss) Income                         $  (38,334)         $   14,465

 Percentage Allocable to Limited Partners                    108%                 99%
                                                      ----------          ----------

 Net Investment (Loss) Income Allocable
    to Limited Partners                               $  (41,401)         $   14,320
                                                      ==========          ==========

 Weighted Average Number of Limited
    Partnership Units Outstanding                        940,336           1,020,142
                                                      ==========          ==========

 Net Investment (Loss) Income Per Limited
    Partnership Unit                                  $     (.04)        $     . 01
                                                      ==========         ==========